Exhibit 99

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

OKLAHOMA CITY, OK

Holmdel, New Jersey, (GLOBE NEWSWIRE) -- September 15, 2020 Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 120,780 square foot industrial building located at 6101 SW 44th Street, Oklahoma City, OK at a purchase price of $15.2 million. The property is net-leased for 10 years to Amazon.com Services, LLC, a Delaware limited liability company. The building is situated on approximately 22 acres.

Michael P. Landy, President and CEO, commented, “This 22-acre site has ample expansion capacity and is ideally located immediately to the north of The Will Rogers International Airport. Ecommerce sales in the US grew by almost a third in Q2 and are up 44.5% year over year. With 99.4% occupancy and a robust acquisition pipeline, Monmouth’s portfolio is strongly linked to the digital economy. We are very pleased to announce this new acquisition as it will enhance our favorable position.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 119 properties, containing a total of approximately 23.4 million rentable square feet, geographically diversified across 31 states.

Contact: Becky Coleridge

732-577-9996

EMAIL: mreic@mreic.com

www.mreic.reit

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